Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of June 19, 2006 (the “Agreement Date”) between DAVI SKIN, INC., a Nevada corporation (“Company”) and THEODORE LANES (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE 1
DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1           “Accrued Bonus” means the amount of any Initial Bonus and any Additional Bonus earned but not yet paid with respect to the Year ended prior to the Date of Termination.

1.2           “Accrued Base Salary” means the amount of Executive’s Base Salary which is accrued but not yet paid as of the Date of Termination.

1.3           “Additional Bonus” — see Section 4.3(a).

1.4           “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.5           “Agreement” has the meaning set forth in the preamble above.

1.6           “Agreement Date” has the meaning set forth in the preamble above.

1.7           “Anniversary Date” means any annual anniversary of the Agreement Date.

1.8           “Base Salary” — see Section 4.1.

1.9           “Beneficiary” — see Section 9.1.

1.10         “Board” means the Board of Directors of the Company.

1.11         “Cause” means any of the following:

(a)           Executive’s conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude, or

(b)           Executive’s willful or intentional material breach of this Agreement that results in financial detriment that is material to the Company and its Affiliates taken as a whole, or

(c)           Executive’s willful or intentional violation of any Company policy.

1.12         “Change of Control” mean any of the following events:

(a)           any person (as such term is used in Rule 13d-S under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Company or a Subsidiary, becomes the beneficial owner of 50% or more of the Common Stock or of securities of the Company that are entitled to vote generally in the election of directors of the Company (“Voting Securities”) representing 50% or more of the combined voting power of all Voting Securities of the Company.

(b)           approval by the stockholders of the Company of either of the following:

(i)            a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the Persons who were the respective beneficial owners of the outstanding Common Stock and Voting Securities of the Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportions as immediately before such Merger, or

(ii)           a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

1.13         “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.14         “Common Stock” means the common stock of the Company.

1.15         “Company” is defined as set forth in the preamble of this Agreement.

1.16         “Compensation Committee” means the compensation committee of the Board

1.17         “Date of Termination” means the effective date of a Termination of Employment for any reason, including death or Disability, whether by either of the Company or by Executive.

1.18         “Disability” means a mental or physical condition which, in the opinion of the Board, renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three months and which in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party shall unreasonably withhold his agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

1.19         “Employment Period” — see Section 3.1.

1.20         “Exchange Act” means the Securities Exchange Act of 1934.

1.21         “Executive” has the meaning set forth in the preamble above.

1.22         “Fair Market Value” means, as of any date, (a) the average of the high and low prices of the Common Stock on such date reported on The NASDAQ Stock Market (or, if no sale of the Common Stock was reported for such date, on the next preceding date on which such a sale of such security was reported), (b) if the Common Stock is not listed on The NASDAQ Stock Market, but is listed on a national securities exchange, the average of the high and low prices of the Common Stock on such date reported by such exchange or, if (or, if no sale of the Common Stock was reported for such date, on the next preceding date on which such a sale of such security was reported), (c) if the Common Stock is not listed on The NASDAQ Stock Market or any national securities exchange, the average of the high bid and low asked quotations for the Common Stock on such date in the over-the-counter market (or, if no quotation of the Common Stock was reported for such date, on the next preceding date on which such a quotation of such security was reported), or (d)if there is no public market for the Common Stock, the fair market value of the Common Stock determined by the Compensation Committee in the good faith exercise of its discretion.

1.23         “Good Reason” means the occurrence of any one or more of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

(a)           any material breach of this Agreement by the Company,

(b)           any material reduction in Executive’s duties after a Change of Control.

1.24         “including” means including without limitation.

1.25         “Initial Option” — see Section 5.1.

1.26         “Option” means an option to purchase shares of Common Stock.

1.27         “Option Term” — see Section 5.2(d).

1.28         “Permitted Transferee” means the spouse of Executive, a lineal descendant of Executive or a spouse of a meal descendant of Executive or a trust, limited partnership or other entity principally benefiting all or a portion of such individuals.

1.29         “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.30         “Subsequent Options” — see Section 5.1(a).

1.31         “Subsidiary” means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, and (b) any partnership in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

1.32         “Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

1.33         “Termination For Good Reason” means a Termination of Employment by Executive for a Good Reason, whether during or after the Employment Period.

1.34         “Termination of Employment” means a termination by the Company or by Executive of Executive’s employment by the Company.

1.35         “Termination Without Cause” means a Termination of Employment by the Company for any reason other than Cause or Executive’s death or Disability, whether during or after the Employment Period, including a Termination of Employment at the end of the Employment Period after the Company’s giving a Notice of Non-Renewal.

1.36         “Triggering Transaction” shall mean any transaction involving the issuance of equity or debt securities resulting in aggregate net proceeds to the Company of more than Three Million Dollars ($3,000,000).

1.37         “Withholding Taxes” means any United States federal, state, local or foreign withholding taxes and other deductions required to be paid in accordance with applicable law by reason of compensation received pursuant to this Agreement.

1.38         “Year” means a one-year period under this Agreement ending on any Anniversary Date.

ARTICLE 2
DUTIES

2.1           Duties. The Company shall employ Executive during the Employment Period as its Chief Financial Officer. During the Employment Period, Executive shall perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company.

2.2           Other Activities. Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement.

ARTICLE 3
EMPLOYMENT PERIOD

3.1           Employment Period. Subject to Section 3.2 and the termination provisions hereinafter provided, the term of Executive’s employment under this Agreement (the “Employment Period”) shall begin on the Agreement Date and end on the Anniversary Date which is three (3) years after such date.

3.2           Extensions of Employment Period. The Company and Executive may mutually agree to extend the Employment Period. Absent such mutual extension, the Agreement shall terminate at the end of the Employment Period.

ARTICLE 4
COMPENSATION

4.1           Salary. The Company shall pay Executive an annual salary (the “Base Salary”) in accordance with its normal payroll practices (but not less frequently than monthly) as follows:

a.             An annual salary at a rate of $120,000 for the first year of the Agreement,

b.             An annual salary at a rate of $132,000 for the second year of the Agreement, and

c.             After the second Anniversary Date, the Base Salary shall be reviewed by the Compensation Committee after consultation with Executive.

The Base Salary may from time to time be modified as determined by the Compensation Committee. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement as provided hereunder.

4.2           Initial Bonus. In addition to Base Salary, Executive shall be eligible to receive initial bonuses (the “Initial Bonus”) in each of the first year and the second year of this Agreement as follows:

a.             In the first year of the Agreement, Executive shall receive an aggregate Initial Bonus of up to $18,000 payable in the following increments on the condition that Executive performs the following duties:

i.              $4,000 upon timely filing of each of three (3) Form 10Qs on behalf of the Company with the United States Securities and Exchange Commission (“SEC”), each such payment to be made after the filing of each respective Form 10Q for each quarter; and

ii.             $6,000 upon timely filing of the Form 10K on behalf of the Company with the SEC and timely filing of all tax returns of the Company, such payment to be made after the filing of such Form 10K and such tax returns.

b.             In the second year of the Agreement, Executive shall receive an aggregate Initial Bonus of up to $19,800 payable in the following increments on the condition that Executive performs the following duties:

i.              $4,500 upon timely filing of each of three (3) Form 10Qs on behalf of the Company with the United States Securities and Exchange Commission (“SEC”), each such payment to be made after the filing of each respective Form 10Q for each quarter; and

ii.             $6,300 upon timely filing of the Form 10K on behalf of the Company with the SEC and timely filing of all tax returns of the Company, such payment to be made after the filing of such Form 10K and such tax returns,

4.3           Signing Bonus. As a signing bonus for executing this Agreement, the Company hereby grants Executive options to purchase 10,000 shares of Common Stock, at an exercise price equal to $1.00 per share. Such options granted under this Section 4.3 shall be exercisable immediately as of the Agreement Date. Executive shall be solely and fully responsible for any taxes incurred by Executive as a result of the grant of options under this Section 4.3.

4.4           Additional Bonus.

(a)           Executive shall be eligible to receive an additional cash bonus (“Additional Bonus”) in accordance with the terms hereof for each Year during the Employment Period, as determined in the sole discretion of the Compensation Committee. Such Additional Bonus shall not exceed 100% of Executive’s applicable Base Salary.

(b)           The Company shall pay the entire Additional Bonus that is payable with respect to a Year in a lump-sum cash payment as soon as practicable after the Compensation Committee determines to grant Executive an Additional Bonus.

ARTICLE 5
STOCK OPTION GRANTS

5.1           Option Grants. As an inducement to Executive to enter into this Agreement, in addition to the options granted to Executive in Section 4.3, the Company hereby grants to Executive, as of the Agreement Date, an Option to purchase 360,000 shares of Common Stock (the “Initial Option”). The Compensation Committee may at any time in its discretion consider Executive for possible future annual or other grants of Options (such Options collectively, the “Subsequent Options”).

5.2           Terms and Conditions of Options.

(a)           The Initial Option and each Subsequent Option (if any) shall be subject to the terms and conditions specified in paragraphs (b) or (c) of this Section, respectively, and shall also be subject to the terms and conditions specified in paragraph (d) of this Section.

(b)           The Initial Option:

(i)            shall have an exercise price equal to $1.00 per share; and

(ii)           shall vest and become exercisable in equal 30,000-share increments at the end of each calendar quarter during the Term for so long as Executive remains employed by the Company (as set forth in the table below); provided that the Initial Option shall immediately vest in full and become fully exercisable for all shares upon a Termination of Employment by reason of the death or Disability, a Termination Without Cause, a Termination for Good Reason, a Change of Control or upon a Triggering Transaction.

Vesting Schedule for Initial Option

Number of Shares Vesting	Date of Vesting	Total Unvested Shares
30,000	September 30, 2006	330,000
30,000	December 31, 2006	300,000
30,000	March 31, 2007	270,000
30,000	June 30, 2007	240,000
30,000	September 30, 2007	210,000
30,000	December 31, 2007	180,000
30,000	March 31, 2008	150,000
30,000	June 30, 2008	120,000
30,000	September 31, 2008	90,000
30,000	December 31, 2008	60,000
30,000	March 31, 2009	30,000
30,000	June 8, 2009	0

(c)           Each Subsequent Option shall be granted on terms and conditions that are determined by the Compensation Committee or pursuant to any equity issuance plan that may be adopted by the Company.

(d)           The Initial Option and each Subsequent Option:

(i)            shall have a term (the “Option Term”) of 10 years;

(ii)           may be exercised after the Date of Termination to the extent such Option was vested as of the Date of Termination, and

(iii)          shall not be transferable by Executive during his lifetime except to a Permitted Transferee.

(e)           Manner of Exercise of Option. Any Option or any part thereof shall be exercised by Executive, his Permitted Transferee or, if after his death, a Beneficiary by a written notice to the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and the form of payment of the exercise price of the Option (cash or check) and any related Withholding Taxes. The Company shall deliver the purchased shares of Common Stock promptly after its receipt of notice of exercise and payment. The Company shall use its reasonable best efforts to cause all shares of Common Stock issued upon the exercise of Options to be registered or qualified under all applicable securities laws so that all such shares of Common Stock shall be unrestricted and freely transferable.

5.3           Adjustment of Options. In the event of any change in the number or kind of outstanding shares of Common Stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Common Stock or the declaration of a dividend payable in Common Stock, the Company shall make an appropriate adjustment in the number of shares of Common Stock and exercise price applicable to each Option so that, after such adjustment, the Option shall represent a right to receive, upon payment of the same aggregate exercise price as in effect immediately before such adjustment, the same consideration (or if such consideration is not available, other consideration of the same value) that Executive would have received in connection with such recapitalization, reorganization, merger, consolidation, stock split, dividend payable in stock or any similar change if he had owned on the applicable record date a number of shares of Common Stock equal to the number of shares of Common Stock subject to such Option prior to such adjustment.

ARTICLE 6
OTHER BENEFITS

6.1           Incentive, Savings and Retirement Plans. In addition to Base Salary, any Initial Bonus and any Additional Bonus, Executive shall be entitled to participate during the Employment Period in all incentive (including equity incentive plans), savings and retirement plans, practices, policies and programs that are from time to time applicable to other senior executives of the Company.

6.2           Welfare Benefits. During the Employment Period, Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to other senior executives of the Company. Specifically, the Company shall provide medical insurance benefits to Executive and Executive’s immediate family members at the Company’s expense.

6.3           Fringe Benefits. During the Employment Period, Executive shall be entitled to all fringe benefits that are from time to time available to other senior executives of the Company.

6.4           Vacation. During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other senior executives of the Company, but in no event shall such vacation time be less than three (3) weeks per calendar year, subject to a maximum aggregate accrual of eight (8) weeks during Executive’s employment with the Company.

6.5           Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of accounting of such expenses in accordance with practices, policies and procedures applicable to other senior executives of the Company; provided, that all such expenses must be pre-approved by the Company prior to being incurred to be reimbursable hereunder.

ARTICLE 7
TERMINATION BENEFITS

7.1           Termination for Cause or Other Than for Good Reason. If the Company terminates Executive’s employment for Cause or Executive terminates his employment other than for Good Reason, death or Disability, the Company shall pay to Executive immediately after the Date of Termination an amount equal to the sum of Executive’s Accrued Base Salary and Accrued Bonus.

7.2           Termination for Death or Disability. If Executive’s employment terminates during the Employment Period due to his death or Disability, the Company shall pay to Executive or his Beneficiaries, as the case may be, immediately after the Date of Termination an amount which is equal to the sum of Executive’s Accrued Base Salary and Accrued Bonus.

7.3           Termination Without Cause or for Good Reason. In the event of a Termination Without Cause or a Termination for Good Reason (whether during of after the Employment Period), Executive shall receive the following:

(a)           immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the sum of Executive’s Accrued Base Salary and Accrued Bonus;

(b)           immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the product of (i) Executive’s applicable Base Salary, multiplied by one-third (1/3) if the Date of Termination is between six (6) months and twelve (12) months after the Agreement Date, and (ii) applicable Base Salary, multiplied by one-half (1/2) if the Date of Termination is after the first Anniversary Date;

(c)           the continuation of the benefits specified in Section 6.2 to which Executive is entitled as of the Date of Termination for (i) four (4) months after the Date of Termination if the Date of Termination occurs after the first six (6) months of this Agreement but on or before the first Anniversary Date, and (ii) for six (6) months after the Date of Termination if the Date of Termination occurs after the first Anniversary Date.

7.4           Other Termination Benefits. In addition to any amounts or benefits payable upon a Termination of Employment hereunder, Executive shall, except as otherwise specifically provided herein, be entitled to any payments or benefits provided hereunder or under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

ARTICLE 8
RESTRICTIVE COVENANTS

8.1           Non-Solicitation of Employees; Confidentiality; Non-Competition.

(a)           Executive covenants and agrees that, at no time during the Employment Period for each of (i), (ii), (iii) and (iv) below and during the one-year period immediately following a Termination of Employment for each of (i) and (iv) below, will Executive:

(i)            directly or indirectly employ or seek to employ any person employed at that time by the Company or any of its Subsidiaries or otherwise encourage or entice any such person to leave such employment;

(ii)           become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined in Section 8.1(b));

(iii)          acquire an ownership interest in a Competitor, or

(iv)          solicit any customers or vendors of the Company on behalf of or for the benefit of a Competitor.

(b)           For purposes of this Section, “Competitor” means any Person which sells goods or services which are directly competitive with those sold by a business that (i) is being conducted by the Company or any Subsidiary of the Company at the time in question and at the Date of Termination.

(c)           Executive covenants and agrees that at no time during the Employment Period nor at any time following any Termination of Employment will Executive communicate, furnish, divulge or disclose in any manner to any Person any Confidential Information (as defined in Section 8.1(d)) without the prior express written consent of the Company. After a Termination of Employment, Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and its designees.

(d)           For purposes of this Section, ‘Confidential Information” shall mean financial information about the Company, contract terms with vendors and suppliers, customer and supplier lists and data, trade secrets, business plans and strategies and such other competitively-sensitive information to which Executive has access as a result of his positions with the Company, except that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Executive, (ii) as a result of disclosure by Executive during the Employment Period which he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of  its disclosure as is practicable.

8.2           Injunction. Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Article 8, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that the Company may have, the Company is entitled to an injunction preventing Executive from any breach of this Article 8.

ARTICLE 9
MISCELLANEOUS

9.1           Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

9.2           Assignment: Successors. Neither party may assign his or its rights and obligations under this Agreement without the prior written consent of the other party, except that Company may assign this Agreement to a successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

9.3           Severability. If one or more parts of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

9.4           Captions. The names of the Articles and Sections of this Agreement or for convenience of reference only and do not constitute a part hereof.

9.5           Amendment: Waiver. This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

9.6           Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:	Davi Skin, Inc.

with a copy to:	Buchalter Nemer
A Professional Corporation
1000 Wilshire Boulevard, Suite 1500
Los Angeles, CA 90017-2457
Attn: Donald S. Lee

If to Executive, to:	Theodore Lanes

with a copy to:

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

9.7           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

9.8           Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and, except as otherwise provided herein, shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

9.9           Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its choice of law principles.

9.10         Survival. The provisions of Articles 7, 8 and 9 shall survive termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

“COMPANY”

DAVI SKIN, INC., a Nevada corporation

By:
Name:
Title:

“EXECUTIVE”

THEODORE LANES